UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2021

Liberated Syndication, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55779	47-5224851
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

5001 Baum Boulevard, Suite 770, Pittsburgh, PA 15213
(Address of principal executive offices) (Zip Code)

(412) 621-0902
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2021, Liberated Syndication, Inc., a Nevada corporation (the “Company”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with John Busshaus, the Company’s former Chief Financial Officer.

As previously disclosed, on April 24, 2020, Mr. Busshaus filed a complaint against the Company with the American Arbitration Association asserting claims arising from his employment relationship with the Company, including severance claims for wages, compensation and benefits, and claims of unlawful discharge and wrongful termination. Mr. Busshaus claimed he resigned for “Good Reason” as defined in his employment agreement. The Company asserted counterclaims for breach of fiduciary duty, professional negligence, fraud, unjust enrichment, and conversion.

Under the Settlement Agreement, the Company and Mr. Busshaus agreed to release each other from all claims arising from Mr. Busshaus’ employment. Furthermore, among other things, the Company agreed to pay (i) $990,000 to Mr. Busshaus, and (ii) $660,000 in attorneys’ fees on behalf of Mr. Busshaus. Additionally, Mr. Busshaus, among other things, agreed to (i) take certain actions to assist the Company in receiving credits for any withholding taxes paid by the Company on behalf of Mr. Busshaus, including providing documentation that he has made the appropriate income tax filings and payments, and (ii) forfeit 1,062,500 unvested shares.

The 1,062,500 unvested shares were previously included in the Company’s share count and the forfeit will reduce the Company’s shares outstanding.

Item 8.01 Other Events.

Other Tax Matters

As disclosed in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, the Company determined that it had underreported the personal income of some employees, failed to report the income in a timely fashion, and failed to withhold Federal withholding taxes at an appropriate level in connection with restricted stock vesting events in 2017, 2018, and 2019. The total amount of underreported employee personal income across the three years is $3,373,250 and the Company failed to properly withhold taxes on $1,775,000 of reported employee personal income. As disclosed in the Company's 8-K filed May 10, 2021, the Company completed its estimate of taxes, penalties and interest and estimated the net combined liability related to this error as of December 31, 2020 at approximately $2.1 million in taxes and $650 thousand in penalties and interest, of which $493 thousand was remitted in connection with its quarterly payroll tax filing amendments.

The Company also received documentation that Christopher Spencer, the Company’s former Chief Executive Officer, has made his appropriate income tax filings and payments.

With Mr. Spencer’s documentation, and the commitment from Mr. Bushause to deliver the same, the Company anticipates the future IRS assessments will be offset by approximately $1.4M, which will be shown as a contingent gain in Q2 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number Description

10.1
Settlement Agreement and Release, dated June 8, 2021, by and between Liberated Syndication, Inc. and John Busshaus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATED SYNDICATION INC.

Date: June 14, 2021	By:	/s/ Laurie Ann Sims
Name: Laurie Ann Sims Title: President and COO